SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
          Suspension  of Duty to File  Reports  Under  Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                        Commission File Number 001-31581


                              BIG BAR GOLD CORPORATION
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             (Exact name of registrant as specified in its charter)


    675 West Hastings Street, Suite 100, Vancouver, British Columbia, V6B 1N2
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     (Address, including zip code, and  telephone  number, including  area code, of registrant's principal executive offices)

                         common shares without par value
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes  of  securities  for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a) (1) (i)       [ ]      Rule 12h-3(b) (1) (ii)    [ ]
         Rule 12g-4(a) (1) (ii)      [ ]      Rule 12h-3(b) (2) (i)     [X]
         Rule 12g-4(a) (1) (i)       [X]      Rule 12h-3(b) (2) (ii)    [X]
         Rule 12g-4(a) (1) (ii)      [X]      Rule 15d-6                [ ]
         Rule 12g-3(b) (1) (i)       [ ]

Approximate number of holders of record as of the certification or notice date:

                                       75
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                                    SIGNATURE

Pursuant to  the requirements of the Securities  Exchange Act of 1934,  Big  Bar
Gold Corporation   has  caused  this  certification  notice to  be signed on its behalf by the undersigned duly authorized person.

                                     Big Bar Gold Corporation

Date:  February 20, 2004            By: /s/ Greg Yanke
                                        ------------------
                                        Greg Yanke
                                        Director